Exhibit 21.1





                           SUBSIDIARIES OF THE COMPANY



         In connection with the acquisition of 45 additional hotels, on or about March 19, 1996, the Company formed three wholly-owned qualified REIT subsidiaries which will own the additional hotels. The subsidiaries conduct business only under the names set forth below.


         Name                               Place of Incorporation

HPTCY Corporation                                    Delaware
HPTRI Corporation                                    Delaware
HPTNN Corporation                                    Delaware